Exhibit 99.1

Anzu Special Acquisition Corp I Announces the Separate Trading of Its Class A Common Stock and Warrants, Commencing April 22, 2021

April 21, 2021

TAMPA, Fla.–(BUSINESS WIRE)–Anzu Special Acquisition Corp I (NASDAQ: ANZUU) (the “Company”), a blank check company sponsored by Anzu SPAC GP I LLC, today announced that the holders of the Company’s units sold in the Company’s initial public offering may elect to separately trade the Class A common stock, par value $0.0001 per share, and redeemable warrants included in the Units commencing on April 22, 2020.

Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “ANZUU,” and the Class A common stock and warrants that are separated will trade on the Nasdaq Capital Market under the symbols “ANZU” and “ANZUW,” respectively.

Holders of units will need to have their brokers contact American Stock Transfer & Trust Company, the Company’s transfer agent, to separate the units into Class A common stock and warrants. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The offering was made only by means of a prospectus, copies of which may be obtained from BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, or by emailing dg.prospectus_requests@bofa.com; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, email: Barclaysprospectus@broadridge.com, tel: 888-603-5847.

The registration statements relating to the securities became effective on March 1, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Anzu Special Acquisition Corp I

Anzu Special Acquisition Corp I was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company's strategy is to identify, acquire and, after the initial business combination, to build a company in an industry or sector that complements the experience of its management team and can benefit from their operational expertise.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements are subject to numerous risks, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s final prospectus relating to its initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 3, 2021. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Brian Ruby, ICR, brian.ruby@icrinc.com